Exhibit (a)(1)(SSS)

THE HIGH COURT

2013 No. [5600P]

ELAN CORPORATION PLC

Plaintiff

and

ECHO PHARMA ACQUISITION LIMITED

Defendant

PLENARY SUMMONS

To the Defendant, Echo Pharma Acquisition Limited, with a registered office at 70 Sir John Rogerson’s Quay, Dublin 2, Ireland.

This Plenary Summons is to require that within eight days after the service thereof upon you (exclusive of the day of such service), you in person or by solicitor do enter an Appearance in the Central Office, Four Courts, Dublin, in the above action; and TAKE NOTICE that, in default of your so doing, the Plaintiffs may proceed therein, and judgment may be given in your absence.

BY ORDER - The Honourable Susan Denham, Chief Justice of Ireland.

Dated this [4] day of June, Two Thousand and Thirteen.

N.B. - This Summons is to be served within twelve calendar months from the date thereof and, if renewed, within six calendar months from the date of the last renewal, including the day of such date, and not afterwards.

The Defendant may appear hereto by entering an Appearance either personally or by solicitor at the Central Office, Four Courts, Dublin.

GENERAL INDORSEMENT OF CLAIM

The Plaintiff’s claim is for:

1.
A Declaration that the Defendant, its servants or agents, and/or any persons acting in concert with them, are not entitled to further publish (or send to Elan shareholders or ADR holders) the Proxy Statement which the Defendant filed with the Securities and Exchange Commission in the US at 10.18 pm GMT on Friday, 31 May 2013, or any other statement or communication of similar import, until further Order or until the Irish Takeover Panel has made a ruling in relation to the matter.

2.
An Order restraining the Defendant, its servants or agents, and/or any persons acting in concert with them or with knowledge of the making of such an Order, from further publishing (or sending to Elan shareholders or ADR holders) the Proxy Statement which the Defendant filed with the Securities and Exchange Commission in the US at 10.18 pm GMT on Friday, 31 May 2013, or any other statement or communication of similar import, until further Order or until the Irish Takeover Panel has made a ruling in relation to the matter.

3.
A Declaration that the Defendant, its servants or agents, and/or any persons acting in concert with them, are not entitled to do any act, or directly or indirectly engage in any other communication with actual or prospective holders of Elan securities which would be contrary to the Irish Takeover Panel Act, 1997, as amended, and/or the Principles scheduled thereto and/or the Rules made thereunder.

4.
An Order restraining the Defendant, its servants or agents, and/or any persons acting in concert with them, or with knowledge of the making of such an Order, from doing any other act, or directly or indirectly engaging in any other communication with actual or prospective holders of Elan securities which would be contrary to the Irish Takeover Panel Act, 1997, as amended, and/or the Principles scheduled thereto and/or the Rules made thereunder.

5.
A Declaration that the Defendant, its servants or agents, and/or any persons acting in concert with them, are not entitled to do any step which would contravene any other applicable Irish or US legal requirement including, without limitation, Regulation 6(1) of the Market Abuse (Directive 2003/6/EC) Regulations 2005 (the “2005 Regulations”) which prohibits “market manipulation” within the meaning of the 2005 Regulations.

6.	An Order restraining the Defendant, its servants or agents, and/or any persons acting in concert with them or with knowledge of the making of such an Order, from doing any step which would contravene any other applicable Irish or US legal requirement including, without limitation, Regulation 6(1) of the Market Abuse (Directive 2003/6/EC) Regulations 2005 (the “2005 Regulation”) which prohibits “market manipulation” within the meaning of the 2005 Regulations.

7.	Damages for breach of statutory duty.

8.	Damages for breach of contract and/or breach of collateral contract.

9.	Damages for unlawful interference with the economic interests of the Plaintiff.

10.	An Order for the taking of such accounts and inquiries as may to this Honourable Court seem fit and appropriate.

11.	Directions as to the mode and time of trial and service of the proceedings.

12.	Such further Orders and/or Directions as this Honourable Court may consider necessary or appropriate.

13.	The costs of and incidental to these proceedings.

DOUGLAS CLARKE

BRIAN MURRAY

PAUL GALLAGHER

/s/ A & L Goodbody
Solicitors for the Plaintiff
International Financial Services Centre
North Wall Quay
Dublin 1

The Summons was issued by A & L Goodbody whose registered place of business is International Financial Services Centre, North Wall Quay, Dublin 1, Solicitors for the Plaintiff, Elan Corporation plc, Treasury Building, Lower Grand Canal Street, Dublin 2.

This Summons was served by me on the defendant on the day of

Indosed the day of

Signed

Address

THE HIGH COURT

2013 No. [       ]

ELAN CORPORATION PLC

Plaintiff

and

ECHO PHARMA ACQUISITION LIMITED

Defendant

and

IRISH TAKEOVER PANEL

Notice Party